Exhibit D

New Mountain Guardian IV Income Fund, L.L.C.
1633 Broadway, 48th Floor
New York, New York 10019

October 25, 2023

New Mountain Guardian IV Income Fund, L.L.C.

New Mountain Guardian Investments IV Unlevered, L.L.C.

1633 Broadway, 48th Floor
New York, New York 10019

To Whom It May Concern:

Reference is made to the Amended and Restated Limited Liability Company Agreement of New Mountain Guardian IV Income Fund, L.L.C. (the “Fund”), formerly known as New Mountain Guardian IV Unlevered BDC, L.L.C., dated as of May 23, 2023 (the “LLC Agreement”), by and among the Fund, New Mountain Finance Advisers BDC, L.L.C., and the members named in the books and records thereof. Capitalized terms used herein without definition have the same meanings as in the LLC Agreement.

1.            Sponsor Commitment. New Mountain Guardian Investments IV Unlevered, L.L.C. (the “Sponsor”) hereby makes an additional Capital Commitment to the Fund in an amount equal to $13,000,000.00 (the “Additional Sponsor Commitment”). Together with the initial Capital Commitment of $24,999,000.00 made and accepted on May 23, 2023, the total Capital Commitment by the Sponsor to the Fund shall equal $37,999.000.00 as of the date hereof. The terms and conditions of the Additional Sponsor Commitment will be as set forth in the LLC Agreement and the Sponsor agrees to be bound by the terms and provisions of the LLC Agreement. The Fund hereby accepts the Additional Sponsor Commitment.

2.            Headings. The headings contained in this letter agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this letter agreement.

3.            Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.            Counterparts. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

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Exhibit D

New Mountain Guardian Investments IV Unlevered, L.L.C.

By:	/s/ Steven B. Klinsky
Steven B. Klinsky, Member

Agreed and accepted as of the date first set forth above:
New Mountain Guardian IV Income Fund, L.L.C.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Director and Executive Vice President